Exhibit 99.1

Contact:	Matthew Skelly Vice President
Investor Relations
1845 Walnut Street
Philadelphia, PA 19103
(215) 832-4120
(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Philadelphia, PA, February 22, 2011 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) today reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, of $42.9 million in the fourth quarter of 2010, a decrease of 3%, as compared to $44.3 million in the fourth quarter of 2009. Adjusted EBITDA for the fourth quarter of 2009 includes $9.7 million related to Elk City, which was sold in September 2010. Excluding Elk City’s contribution to 2009 fourth quarter results, Adjusted EBITDA increased 24% versus same period last year. Excluding the historical impact of Elk City, Adjusted EBITDA was higher for the quarter and full year 2010 compared to last year’s fourth quarter and 2009 full year primarily due to higher realized natural gas liquids (“NGL”) and condensate prices as well as approximately 12% gathered volume growth across the existing business. Net loss was $10.6 million for the fourth quarter of 2010 compared with a net loss of $35.1 million for the prior year fourth quarter.

For the full year 2010, Adjusted EBITDA was $209.8 million, an increase of 20% over full year 2009 Adjusted EBITDA of $174.8 million. Net income was $280.4 million for the full year 2010, versus net income of $62.7 million for the prior year. Adjusted EBITDA excludes gains and losses from asset sales outside the ordinary course of business, option premium expense and non-cash items that impact net income. The Partnership believes this measure provides a more accurate comparison of the operating results for the periods presented.

Distributable Cash Flow, a non-GAAP measure, was $25.2 million for the fourth quarter, a 175% increase compared to the fourth quarter of 2009 Distributable Cash Flow of $9.2 million. For the full year 2010, Distributable Cash Flow was $106.8 million, an increase of 166% over the full year 2009 Distributable Cash Flow of $40.1 million. The increase was attributed to Adjusted EBITDA discussed above and lower cash interest expense for the fourth quarter and full year of 2010 offset by increased maintenance capital expenditures. Distributable Cash Flow per average common limited partner unit for the quarter was $0.47 and for full year 2010 it was $2.01.

On January 25, 2011, the Partnership declared a distribution for the fourth quarter of 2010 of $0.37 per common limited partner unit to holders of record on February 7, 2011, and payable on February 14, 2011. This distribution represents Distributable Cash Flow coverage of 1.3x for the fourth quarter of 2010. A reconciliation of non-GAAP measures, including Adjusted EBITDA and Distributable Cash Flow, is provided within the financial tables of this release.

On February 17, 2011, the Partnership completed the sale of its 49% interest in Laurel Mountain Midstream, LLC (Laurel Mountain) to Atlas Energy Resources, LLC, a wholly owned subsidiary of Atlas Energy, Inc., for $403 million, excluding post-closing adjustments. Laurel Mountain owns and operates approximately 1,000 miles of natural gas gathering systems in the Appalachian Basin located in the northeastern United States. At the time of the sale, the Partnership’s general partner was an indirect subsidiary of Atlas Energy, Inc.

“We are pleased to report a strong finish to 2010. Our successful quarter was categorized by overall volume growth across our business coupled with a better pricing environment for our liquids and condensate products. Additionally, we have executed on activities that are going to materially contribute to our unitholder’s distributions in 2011. First, we have added to our risk management book securing over 70% of our margin for 2011 at attractive commodity price levels. Secondly, last Friday we announced the closing of our sale of the Partnership’s interest in our Laurel Mountain joint venture for $403 million to Atlas Energy, which has since become part of Chevron. Lastly, the proceeds will create additional liquidity and flexibility to a balance sheet that is already one of the strongest in the industry. This flexibility is going to allow the Partnership to utilize its balance sheet and add to an already increasing cash flow stream for our investors; as there is significant opportunity to grow cash flow from strategic assets. The resulting accretion should increase distributions to a level that are considerably higher than currently realized. As we look back on 2010, it was clearly a transformational year for Atlas Pipeline and we intend to keep the momentum going for 2011. We thank all of our stakeholders for their support.” stated Eugene Dubay, Chief Executive Officer of the Partnership.

*    *    *

Capitalization and Liquidity

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $277.0 million as of December 31, 2010, up $232.1 million from December 31, 2009. The Partnership intends to immediately reduce the amount outstanding on the revolving credit facility to a zero balance, making the full $350 million available, less outstanding letters of credit. Total debt outstanding was reduced to $566.0 million at December 31, 2010, from $1,254.2 million at December 31, 2009, a decrease of $688.2 million. The following table summarizes the Partnership’s total liquidity and debt balance at December 31, 2010 along with the impact of the sale of Laurel Mountain. The Partnership will immediately use a portion of the proceeds to repay existing indebtedness under our revolving credit facility, with the remaining proceeds in cash and cash equivalents (in thousands):

			Pro Forma
	December 31, 2010		December 31, 2010
Impact of Laurel Mountain Sale	Balance	Impact	Balance
Cash and cash equivalents	$164	$343,486	$343,650
Investment in joint venture	153,358	(153,358)	–

Current portion of long-term debt	210	–	210
Revolving credit facility	70,000	(70,000)	–
8.125% Senior notes – due 2015	272,181	–	272,181
8.750% Senior notes – due 2018	223,050	–	223,050
Other	533	–	533

Total debt	$565,974	$(70,000)	$495,974

Liquidity (defined above)	$276,947	$413,486	$690,433
Net debt (Total debt less cash equiv.)	$565,810		$152,324

*    *    *

Capital Deployment and Balance Sheet Opportunities

The closing of the Laurel Mountain transaction will give the Partnership substantial flexibility as it relates to its capital structure and operational expansion projects going forward. The Partnership has reviewed its debt structure and as a result, intends to pay down the outstanding balance on its revolving credit facility and to retire some of its Senior Notes pursuant to the terms of the indentures. The Partnership expects to experience interest savings of approximately $24 million annually which, as a positive direct impact to Distributable Cash Flow, would result in a DCF per unit increase of $0.45 annually or $0.11 per quarter, a 23% increase over the fourth quarter of 2010. Additionally, the Partnership is currently evaluating meaningful organic expansion opportunities at all three of its systems as expansion will be required to serve the Partnership’s producing customers as they expand their drilling programs behind the Partnership’s systems in 2011.

*    *    *

Risk Management

The Partnership continues to enhance its risk management portfolio. As of February 21, 2011, the Partnership has natural gas, natural gas liquids and condensate hedges in place for the remainder of 2011, including hedges in place for approximately 72% of associated margin value for 2011. In addition to this coverage, some protection has also recently been added for 2012. Counterparties to the Partnership’s risk management activities consist primarily of investment grade commercial banks that are lenders under the Partnership’s credit facility, or affiliates of such banks. A table summarizing our risk management portfolio is included in this release.

*    *    *

Operating Results

Gross margin from continuing operations was $60.5 million for the fourth quarter 2010 and $210.6 million for the full year 2010, compared to $51.2 million and $163.7 million for the prior year periods, respectively. Gross margin includes natural gas and liquids revenues and transportation, compression and other fees, less purchased product costs and non-cash gains (or losses). The increase in gross margin was primarily due to increased commodity prices, along with increased volumes on the Midkiff/Benedum and Velma systems. Year-over-year volume increases on Midkiff/Benedum are a direct result of the completion of the Partnership’s Consolidator Plant to support additional development drilling in the Permian Basin. Volumes on the Velma system increased due to production added on the new Madill to Velma gathering system. Volumes on our Chaney Dell system have increased 9.9% since the first quarter of 2010, primarily related to our expansion into Kansas and increased producer activity in the area.

Midkiff/Benedum

The Midkiff/Benedum system’s average natural gas processed volume was 169.4 million cubic feet per day (“Mmcfd”) and 163.5 Mmcfd for the fourth quarter and full year 2010, respectively, compared with 150.1 Mmcfd and 149.7 Mmcfd for the prior year comparable quarter and prior year, respectively. Average gross NGL production volumes increased to 27,110 barrels per day (“bpd”) and 26,678 bpd for the fourth quarter and full year 2010, respectively, up 23.1% and 25.5% when compared to the fourth quarter and full prior year, respectively. Increased volumes are primarily due to the completion of the new Consolidator Plant, which processes gas in the growing Spraberry and Wolfberry Trends. The plant offers increased capacity and higher ethane and propane recoveries over the legacy facility. The Partnership expects volumes on this system to continue to increase as its partner, Pioneer Natural Resources Company (NYSE: PXD), continues to pursue its drilling plan for 2011 and beyond. The Partnership is also seeing significant growth in natural gas volumes from other producers in the Spraberry and Wolfberry Trends, including COG Operating, LLC, and Endeavor Energy Resources, LP.

Chaney Dell

The Chaney Dell system had average NGL production of 14,204 bpd, which represents a 9.6% increase for the fourth quarter 2010 from the prior year comparable period, and 12,395 bpd, which represents a 7.6% reduction for the full year 2010 from 2009. The Partnership completed the Woolsey expansion of its Chaney Dell system into Kansas during June 2010, on-time and on-budget, and experienced an increase in processed gas volumes due to this project, as well as increased production from other producers on the system, including Chesapeake Energy Marketing, Inc. and Sandridge Exploration and Production, LLC. The Partnership expects volumes to continue to increase in 2011 as volumes from Kansas continue to be added to the system.

Velma

The Velma system’s average natural gas processed volume was 87.7 Mmcfd and 78.6 Mmcfd for the fourth quarter and full year 2010, respectively, an increase of approximately 15.9% and 6.3% compared with the comparable quarter and full year in the prior year, respectively. The increase is primarily due to new production gathered on the Madill to Velma pipeline system. Gathered volumes were up 16.6 Mmcfd, or 21.4% compared to the same quarter last year, and up 8.1 Mmcfd, or 10.6% compared to prior year. Average NGL production increased to 10,608 bpd and 9,218 bpd, for the fourth quarter and full year 2010, respectively, up approximately 25.5% and 12.0%, compared to 8,450 bpd and 8,232 bpd for the prior year fourth quarter and prior year due to the increased processed volumes.

Appalachia

Volumes on the Laurel Mountain system averaged 124.3 Mmcfd and 109.5 Mmcfd during the fourth quarter 2010 and full year 2010, respectively, up 26.6% and 12.9% compared to the fourth quarter 2009 and full year 2009, respectively.

*    *    *

Corporate and Other

General and administrative expense, net of non-cash compensation, decreased 14.8% to $9.8 million for the fourth quarter 2010, and decreased 16.5% to $30.5 million for the full year 2010 compared with $11.5 million and $36.6 million for the prior year fourth quarter and prior year, respectively. The decrease is attributable to continued focus in costs and efficiencies reflective of our operating strategy.

Net of deferred financing costs, interest expense decreased to $11.7 million and $81.1 million for the fourth quarter 2010 and full year 2010, respectively, down 55.4% and 15.3%, as compared with $26.3 million and $95.8 million for the fourth quarter 2009 and full year 2009, respectively. This decrease was primarily due to a $688.2 million reduction in debt outstanding since December 31, 2009.

*    *    *

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s fourth quarter and full year 2010 results on Tuesday, February 22, 2011 at 9:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 12:00 pm ET on Tuesday, February 22, 2011. To access the replay, dial 1-888-286-8010 and enter conference code 45687751.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,600 miles of active intrastate gas gathering pipeline. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: AHD), formerly Atlas Pipeline Holdings, L.P., is a master limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.75 million common limited partner units of APL. Additionally, AHD owns an interest in over 8,500 producing natural gas and oil wells, representing over 185 Bcfe of net proved developed reserves. For more information, please visit our website at http://www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary(1)

(unaudited; in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009(2)	2010	2009(2)
Revenue:
Natural gas and liquids	$248,070	$201,528	$890,048	$636,231
Transportation, processing and other fees(3)	11,149	9,277	41,093	59,075
Other income (loss), net	(6,129)	(8,769)	4,447	(22,701)

Total revenue and other income (loss), net	253,090	202,036	935,588	672,605

Costs and expenses:
Natural gas and liquids	198,720	159,072	720,215	527,730
Plant operating	12,178	12,501	48,670	45,566
Transportation and compression	340	401	1,061	6,657
General and administrative(4)(5)	9,807	11,507	30,537	36,578
General and administrative – non-cash unit-based compensation(4)	693	205	3,484	702
Depreciation and amortization	19,250	20,117	74,897	75,684
Goodwill and other asset impairment	–	10,325	–	10,325
Interest	13,188	27,843	91,632	103,787

Total costs and expenses	254,176	241,971	970,496	807,029

Equity income in joint venture	783	1,903	4,920	4,043
Gain (loss) on asset sale and other	(10,729)	–	(10,729)	108,947

Income from continuing operations	(11,032)	(38,032)	(40,717)	(21,434)

Discontinued operations:

Gain on sale of discontinued operations	610	–	312,102	53,571
Earnings from discontinued operations	(139)	2,907	9,053	30,577

Income from discontinued operations	471	2,907	321,155	84,148

Net income	(10,561)	(35,125)	280,438	62,714
Income attributable to non-controlling interests	(1,400)	(1,101)	(4,738)	(3,176)
Preferred unit dividends	(540)	–	(780)	(900)

Net income (loss) attributable to common limited partners and the general partner	$(12,501)	$(36,226)	$274,920	$58,638

(1)	Based on the GAAP statements of operations to be included in Form 10-K, with additional detail of certain items included.
(2)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems.
(3)	Includes affiliate revenues related to transportation and processing provided to Atlas Energy Resources, LLC.
(4)

Non-cash costs associated with unit-based compensation, which have been reflected in the general and administrative costs and expenses, the category associated with the direct personnel cash costs in the GAAP statements of operations to be included in Form 10-K, includes approximately $2.2 million associated with the conversion of equity-indexed cash bonus units into phantom units during the year ended December 31, 2010. This conversion resulted in a reduction of general and administrative costs and an increase to general and administrative – non cash unit based compensation during the year ended December 31, 2010.

(5)	Includes compensation reimbursement to affiliates.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (continued)

(unaudited; in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009(1)	2010	2009(1)
Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.24)	$(0.76)	$(0.85)	$(0.52)
Discontinued operations	0.01	0.06	5.92	1.71

	$(0.23)	$(0.70)	$5.07	$1.19

Diluted:
Continuing operations	$(0.24)	$(0.76)	$(0.85)	$(0.52)
Discontinued operations Diluted	0.01	0.06	5.92	1.71

	$(0.23)	$(0.70)	$5.07	$1.19

Weighted average common limited partner units outstanding:
Basic	53,317	50,511	53,166	48,299

Diluted	53,317	50,511	53,166	48,299

Summary Cash Flow Data
Cash provided by (used in) operating activities	$5,142	$4,371	$106,427	$55,853
Cash provided by (used in) investing activities	(35,135)	(17,665)	594,753	241,123
Cash provided by (used in) financing activities	29,991	9,054	(702,037)	(297,400)

Capital Expenditure Data:
Maintenance capital expenditures	$4,443	$2,018	$10,921	$3,750
Expansion capital expenditures	10,115	10,774	35,715	106,524
Cash contributions to Laurel Mountain JV	19,600	1,680	26,514	1,680

Total	$34,158	$14,472	$73,150	$111,954

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

ASSETS	December 31, 2010	December 31, 2009(1)
Current assets:
Cash and cash equivalents	$164	$1,021
Other current assets	114,877	94,377
Current assets of discontinued operations	–	22,746

Total current assets	115,041	118,144

Property, plant and equipment, net	1,341,002	1,327,704
Intangible assets, net	126,379	149,481
Investment in joint venture	153,358	132,990
Long-term portion of derivative asset	–	361
Other assets, net	29,068	30,253
Long-term assets of discontinued operations	–	379,030

	$1,764,848	$2,137,963

LIABILITIES AND EQUITY

Current liabilities	$151,606	$148,729

Long-term portion of derivative liability	5,608	11,126
Long-term debt, less current portion	565,764	1,254,183
Other long-term liability	223	398

Commitments and contingencies

Total Partners’ capital	1,074,184	754,452
Non-controlling interest	(32,537)	(30,925)

Total Equity	1,041,647	723,527

	$1,764,848	$2,137,963

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(unaudited; in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009(1)	2010	2009(1)
Reconciliation of net income (loss) to other non-GAAP measures(2):
Net income (loss)	$(10,561)	$(35,125)	$280,438	$62,714
Income attributable to non-controlling interests	(1,400)	(1,101)	(4,738)	(3,176)
Depreciation and amortization	19,250	20,117	74,897	75,684
Interest expense(3)	13,188	28,286	92,236	104,230
Depreciation, amortization and interest of discontinued operations	–	4,720	12,069	19,394

EBITDA	20,477	16,897	454,902	258,846
Adjust for cash flow from investment in joint venture	2,007	751	6,146	267
Non-cash (gain) loss on derivatives	5,996	11,227	(10,166)	74,644
Early termination cash derivative expense(4)	–	–	22,401	2,260
Premium expense on derivative instruments	3,592	3,474	21,123	9,693
(Gain) loss on asset sales and other	10,119	–	(301,373)	(162,518)
Goodwill and other asset impairment	–	10,325	–	10,325
Other non-cash (gains) losses(5)	661	(357)	3,138	(3,198)
Discontinued operations adjustments(6)	–	2,027	13,628	(15,511)

Adjusted EBITDA	42,852	44,344	209,799	174,808
Interest expense, net of ineffective interest rate swaps(3)	(13,188)	(28,286)	(92,236)	(104,230)
Amortization of deferred financing costs	1,457	1,567	10,545	8,016
Preferred unit dividends	(540)	–	(780)	(900)
Maintenance capital expenditures	(4,443)	(2,018)	(10,921)	(3,750)
Premiums paid for derivative instruments	(656)	(5,240)	(8,428)	(30,478)
Discontinued operations adjustments(7)	(273)	(1,208)	(1,216)	(3,396)

Distributable Cash Flow	$25,209	$9,159	$106,763	$40,070

(1)

Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems and modifications to the Partnership’s credit facility Consolidated EBITDA definition and covenant calculations.

(2)

EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA, Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also similar to the Consolidated EBITDA calculation that is utilized within the Partnership’s financial covenants under its credit facility, with the exception that Adjusted EBITDA includes (i) EBITDA from the discontinued operations related to the sale of the Partnership’s Elk City/Sweetwater system; and (ii) other non-cash items specifically excluded under the credit facility. EBITDA, Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)

Includes the cost of interest rate swaps that were previously recognized in interest expense prior to becoming ineffective in June 2009. They were subsequently recorded in other income (loss), net in the Partnership’s income statement.

(4)

During the years ended December 31, 2010 and 2009, the Partnership made net payments of $33.7 million and $5.0 million, respectively, related to the early termination of derivative contracts, including $11.3 million and $2.7 million related to Elk City derivatives included in discontinued operations adjustments. The Partnership’s credit facility definition of Consolidated EBITDA allows for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of equity.

(5)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory and non-cash compensation.
(6)

Discontinued operation adjustments for Adjusted EBITDA include (i) early termination cash derivative expense; (ii) premium expense on derivative instruments; and (iii) non-cash (gain) loss on derivatives.

(7)	Discontinued operation adjustments for Distributable Cash Flow include (i) maintenance capital expenditures; and (ii) interest expense.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Pricing
Mid-Continent Weighted Average NGL sales ($/gallon):
Conway hub	$1.00	$0.95	$0.92	$0.68
Mt. Belvieu hub	1.11	1.01	1.03	0.77

Unhedged natural gas sales ($/Mcf):
Velma	4.10	4.06	4.14	3.24
Chaney Dell	4.07	4.14	4.13	3.25
Midkiff/Benedum	4.09	4.03	4.10	3.35
Weighted Average	4.08	4.09	4.12	3.28

Unhedged NGL sales ($/gallon):
Velma	1.01	0.93	0.90	0.69
Chaney Dell	1.06	0.94	0.94	0.69
Midkiff/Benedum	1.14	1.06	1.02	0.83
Weighted Average	1.08	0.98	0.97	0.73

Unhedged Condensate sales ($/barrel):
Velma	88.29	74.73	78.28	59.80
Chaney Dell	80.17	72.57	72.67	55.07
Midkiff/Benedum	83.59	75.53	75.57	60.35
Weighted Average	83.44	74.28	75.08	58.21

Volumes:(1)
Appalachia
Laurel Mountain system:
Average throughput volume – mcfd(2)	124,307	98,163	109,480	96,975
Tennessee system
Average throughput volume – mcfd	8,660	9,378	8,740	7,907
Mid-Continent
Velma:
Gathered gas volume – mcfd	94,389	77,741	84,455	76,378
Processed gas volume – mcfd	87,732	75,687	78,606	73,940
Residue gas volume – mcfd	71,792	59,510	64,138	58,350
NGL volume – bpd	10,608	8,450	9,218	8,232
Condensate volume – bpd	431	360	416	377
Chaney Dell:
Gathered gas volume – mcfd	244,033	234,936	228,684	270,703
Processed gas volume – mcfd	230,717	212,309	214,695	215,374
Residue gas volume – mcfd	207,758	198,866	193,200	228,261
NGL volume – bpd	14,204	12,958	12,395	13,418
Condensate volume – bpd	735	712	697	824
Midkiff/Benedum(2):
Gathered gas volume – mcfd	184,418	156,412	178,111	159,568
Processed gas volume – mcfd	169,413	150,071	163,475	149,656
Residue gas volume – mcfd	109,659	97,961	105,982	101,788
NGL volume – bpd	27,110	22,017	26,678	21,261
Condensate volume – bpd	1,100	788	1,289	1,265

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.
(2)	Includes 100% of the throughput volume of Laurel Mountain and Midkiff/Benedum.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions through December 31, 2012

(as of February 21, 2011 )

Note: The natural gas, natural gas liquid and condensate price risk management positions shown below represent the contracts in place through December 31, 2012, which encompass APL’s price risk management position in its entirety.

NATURAL GAS HEDGES

Swap Contracts

Production Period	Purchased /Sold	Commodity	MMBTU	Avg. Fixed Price
1Q 2011	Sold	Natural Gas	800,000	4.54
1Q 2011	Sold	Natural Gas Basis	480,000	(0.73)
1Q 2011	Purchased	Natural Gas Basis	480,000	(0.76)
2Q 2011	Sold	Natural Gas	900,000	4.41
2Q 2011	Sold	Natural Gas Basis	480,000	(0.73)
2Q 2011	Purchased	Natural Gas Basis	480,000	(0.76)
3Q 2011	Sold	Natural Gas	1,200,000	4.54
3Q 2011	Sold	Natural Gas Basis	480,000	(0.73)
3Q 2011	Purchased	Natural Gas Basis	480,000	(0.76)
4Q 2011	Sold	Natural Gas	1,200,000	4.91
4Q 2011	Sold	Natural Gas Basis	480,000	(0.73)
4Q 2011	Purchased	Natural Gas Basis	480,000	(0.76)

NATURAL GAS LIQUIDS AND CONDENSATE HEDGES Swap Contracts - NGLS
Production Period	Purchased /Sold	Commodity	Gallons	Avg. Fixed Price
1Q 2011	Sold	Ethane	5,418,000	0.49
1Q 2011	Sold	Propane	3,906,000	1.19
2Q 2011	Sold	Ethane	5,040,000	0.50
2Q 2011	Sold	Propane	4,284,000	1.11
3Q 2011	Sold	Propane	4,284,000	1.16
3Q 2011	Sold	Isobutane	504,000	1.61
3Q 2011	Sold	Normal Butane	1,386,000	1.57
3Q 2011	Sold	Natural Gasoline	3,276,000	2.04
4Q 2011	Sold	Propane	4,284,000	1.19
4Q 2011	Sold	Isobutane	504,000	1.63
4Q 2011	Sold	Normal Butane	1,386,000	1.59
4Q 2011	Sold	Natural Gasoline	3,276,000	2.04
2Q 2012	Sold	Propane	1,008,000	1.19
3Q 2012	Sold	Propane	1,008,000	1.19

Swap Contracts - Crude
Production Period	Purchased /Sold	Commodity	Barrels	Avg. Fixed Price
1Q 2011	Sold	Crude	39,000	$92.61
2Q 2011	Sold	Crude	39,000	93.13
3Q 2011	Sold	Crude	30,000	90.60
4Q 2011	Sold	Crude	30,000	90.75
1Q 2012	Sold	Crude	21,000	99.50
2Q 2012	Sold	Crude	21,000	99.50
3Q 2012	Sold	Crude	21,000	99.50
4Q 2012	Sold	Crude	21,000	99.50

Unaudited Current Commodity Risk Management Positions through December 31, 2012

(as of February 21, 2011 )

NATURAL GAS LIQUIDS AND CONDENSATE HEDGES

Option Contracts – NGLs

Production Period	Purchased/Sold	Type	Commodity	Gallons	Avg. Strike Price
2Q 2011	Purchased	Put	Propane	4,410,000	1.21
3Q 2011	Purchased	Put	Propane	4,410,000	1.22

Option Contracts – Crude

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
1Q 2011	Purchased	Put	Crude Oil	210,000	89.00
1Q 2011	Sold	Call	Crude Oil	169,500	93.80
1Q 2011	Purchased	Call	Crude Oil	63,000	123.47
2Q 2011	Purchased	Put	Crude Oil	210,000	89.00
2Q 2011	Sold	Call	Crude Oil	169,500	93.35
2Q 2011	Purchased	Call	Crude Oil	63,000	125.20
3Q 2011	Purchased	Put	Crude Oil	84,000	95.00
3Q 2011	Sold	Call	Crude Oil	169,500	93.35
3Q 2011	Purchased	Call	Crude Oil	63,000	125.20
4Q 2011	Purchased	Put	Crude Oil	54,000	95.80
4Q 2011	Sold	Call	Crude Oil	169,500	93.35
4Q 2011	Purchased	Call	Crude Oil	63,000	125.20
1Q 2012	Purchased	Call	Crude Oil	45,000	125.20
1Q 2012	Sold	Call	Crude Oil	124,500	94.69
2Q 2012	Purchased	Call	Crude Oil	45,000	125.20
2Q 2012	Sold	Call	Crude Oil	124,500	94.69
3Q 2012	Purchased	Call	Crude Oil	45,000	125.20
3Q 2012	Sold	Call	Crude Oil	124,500	94.69
4Q 2012	Purchased	Call	Crude Oil	45,000	125.20
4Q 2012	Sold	Call	Crude Oil	124,500	94.69